CALIFORNIA DAILY TAX FREE INCOME FUND, INC.

                              Amended and Restated
                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940


           The Distribution and Service Plan (the "Plan") is hereby amended and restated to reflect that the Board of Directors has determined that it is in the best interest of the California Daily Tax Free Income Fund, Inc.(the "Fund") and the shareholders to modify the term of the Plan. The modified term was approved by the Board in order to place the Plan on the same renewal schedule as the Fund's other annual approvals. The Plan is hereby amended and restated in its entirety pursuant to paragraph 9 hereof.

           The Plan is adopted by the Fund in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    THE PLAN
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          1.   The Fund and Reich & Tang Distributors,  Inc. (the "Distributor")
have  entered   into  a   Distribution   Agreement,   in  a  form satisfactory
to the Fund's Board of Directors, under which the Distributor will act as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the Fund's shares will not be binding on the Fund until accepted by the Fund as principal.


          2. The Fund and the Distributor have entered into a Shareholder Servicing Agreement with respect to the Class A Shares of the Fund, in a form

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satisfactory  to the Fund's Board of Directors, which  provides that the
Distributor will be paid a service fee for providing or for arranging for others to provide all personal shareholder servicing and related maintenance of shareholder account functions not performed by us or our transfer agent.

          3. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:


          (i)  to  pay  the  costs  of,  and  to  compensate  others,  including organizations  whose  customers  or  clients  are  Class  A  Fund
    Shareholders  ("Participating  Organizations"),   for  performing
    personal   shareholder   servicing  and  related  maintenance  of
    shareholder account functions on behalf of the Fund;

          (ii) to   compensate   Participating   Organizations   for   providing
    assistance in distributing the Fund's Class A Shares; and

         (iii) to pay the cost of the  preparation and printing of brochures and
    other promotional    materials,    mailings   to   prospective
    shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and
    other   persons,   in   connection   with  the distribution of the Fund's
    shares.

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

The Distributor may also make payments from time to time from its own resources, which may include the service fee and past profits for the purpose enumerated in
(i) above. Further, the Distributor may determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Fund is required to pay to (1) the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Agreement in effect for that year or otherwise or (2) to the Distributor under the Shareholder Servicing Agreement in effect for that year or otherwise. The Investment Management Contract will also require the Manager to reimburse the Fund for any amounts by which the Fund's annual operating expenses, including distribution expenses, exceed in the aggregate in any fiscal year the limits prescribed by any state in which the Fund's shares are qualified for sale.

          4. The Fund will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor in carrying out its obligations under the Shareholder Servicing Agreement with respect to the Class A Shares of the Fund and (ii) preparing, printing and delivering the Fund's prospectus to existing shareholders of the Fund and preparing and printing subscription application forms for shareholder accounts.

          5.   Payments  by  the   Distributor   or  Manager  to   Participating
Organizations as set forth herein are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Participating Organizations.

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

          6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes by the Fund, the Distributor and the Manager, pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

          7. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Fund (as defined in the Act), and
(ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

          8. The Plan will remain in effect until September 30, 2001, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 7 hereof.

          9. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause (ii) of paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval

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

as provided in clause (i) of paragraph 7 hereof (with each class of the Fund voting separately).

          10. The Plan may be terminated without penalty at any time (i) by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Fund (with each class of the Fund voting separately)
(as defined in the Act).



Dated: January 1, 1998, as amended on July 12, 2001 and July 31, 2003.


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